Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement dated as of the 23 of May, 2013, is made

Between

Loquro Corporation
31 Nelson Street West, Carleton Place, Ontario, K7C 3X5

(Hereinafter "Consultant")

And	Eco-Tek Group Inc.
15-65 Woodstream Blvd., Woodbridge, Ontario, L4L 7X6

(Hereinafter "Eco-Tek").

WHEREAS, Eco-Tek desires to retain the benefit of Consultant's knowledge, skills and experience and assure itself of the ongoing right to Consultant's services for its benefit from and after the date hereof, and is willing to do so under the terms and conditions set forth in this Agreement; and

WHEREAS, Consultant is willing and able to render services to Eco-Tek from and after the date hereof, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Eco-Tek and Consultant agree as follows:

I.  Consultancy

A.           Title and Duties of Consultant

Subject to all of the terms and conditions of this Agreement, the Consultant will provide services (the "Services") as set forth in Schedule A and Consultant, in providing such Services, warrants and represents to Eco-Tek that Consultant will: (i) provide the Services in a professional and workmanlike manner; (ii) abide by any Eco-Tek policies or procedures deemed as being applicable to Consultant by Eco-Tek; and (iii) not use or disclose to Eco-Tek (and its subsidiaries, affiliates, partnerships and joint ventures), use in its business or cause it to sue any information that is confidential to others, nor will Consultant at any time disclose to, or discuss with, Eco-Tek personnel (and its subsidiaries, affiliates, partnerships and joint ventures) any confidential or proprietary data belonging to third parties. In providing the Services, Consultant shall perform such additional or different services as may reasonably be requested by Consultant's supervisor at Eco-Tek, so long as such other services are consistent and comparable with the Services described in Schedule A. Consultant shall report directly to the Chairman.

II. Term

The term of Consultant's services shall begin on May 5th, 2013 and shall end on May 4th, 2015 (herein referred to as the "Initial Term"), unless earlier terminated in accordance with the provisions of Section V. Subject to Section V, this Agreement shall be renewed for subsequent periods of twelve (12) months at the end of the Initial Term, unless either party notifies the other party 30 days prior to the expiry of the term that it does not with to renew the Agreement for a further mutually agreed upon term.

III. Compensation

A.           Fees

Eco-Tek shall pay the Consultant the fees set forth in Schedule A hereto.

B.           Commissions

The Consultant may be eligible for a performance bonus in the amount, and subject to the conditions, set forth in Schedule A hereto.

C.           Expenses

Expressly set forth in Schedule A, Consultant is responsible for any other expenditures incurred in the performance of the Services.

IV.  Covenants of Consultant

A.           Proprietary Rights

The Consultant acknowledges and agrees that Eco-Tek shall have all proprietary rights and intellectual property interests in everything produced, created, developed, discovered or conceived by the Consultant (alone or with others) during the term of this Agreement or in the provision of Services (including, but not limited to sales and marketing plans, photo-types, schematics, designs, analyses, drawings, reports, software, specifications, data bases, accounting and business methods, customer and supplier identities and lists, inventions, developments, methods and improvements (whether tangible or intangible, and whether or not reduced to practice) trade secrets and confidential information, copyrightable works, and similar and related information.

B.           Confidentiality

During the term of this Agreement and at all times thereafter, Consultant shall not, directly or indirectly, in any manner or for any reason whatsoever (except for the ordinary and usual course of providing the Services and solely for Eco-Tek' benefit) disclose to any person or use for Consultant's own benefit, either directly or indirectly, any Confidential Information (as hereinafter defined). Consultant acknowledges and agrees that it may have access to, and Eco-Tek will expend considerable time and money in acquiring and developing, software, hardware, inventions, trade secrets, products, technology, techniques, methodologies, algorithms, programs, present and future developments, sales literature and brochures, form documents, customer lists, customer and supplier relationships, marketing or sales strategies, and other information including the confidential information and documents of third parties (the "Confidential Information").

C.           Covenants Against Competition

Consultant agrees that, without the express written consent of Eco-Tek, during the term of this Agreement and for one (1) year thereafter, Consultant will not, directly or indirectly, or assist others to:

1.	Compete with Eco-Tek in any geographical market in which Eco-Tek carried on business at the date of termination of Consultant’s Mandate;

2.
Divert or attempt to divert any customer of Eco-Tek, or any person or company which was during the period of Consultant's provision of Services an actively solicited potential customer of Eco-Tek to any competitor; or

3.
Employ or seek to employ any person who is at that time employed by Eco-Tek (or its subsidiaries and affiliates), or otherwise directly or indirectly recruit, solicit or endeavour to entice away from Eco-Tek (or its subsidiaries and affiliates) Eco-Tek employees.

D.           Affiliates

Each of the covenants contained in this section IV shall enure to the benefit of Eco-Tek and all affiliates of Eco-Tek.  For this purpose, affiliate means any corporation, company or firm wherever incorporated or otherwise constituted, that controls, is controlled by, or is under common control with Eco-Tek.

V.  Termination of Consultancy

This Agreement will terminate in the event of written notice of termination by Eco-Tek, effective immediately, if the Consultant has breached its obligations under this Agreement. In the event of termination, Consultant shall be entitled to all compensation provided for in the contract to the end of the contract and shall also be entitled to all payments mandated by statute, without duplication. Upon termination, Consultant shall, at Eco-Tek' option, destroy and certify that Consultant has destroyed all existing copies of all materials relating to the Services, including all Confidential Information, within Consultant's possession or under Consultant's control, or deliver up all such materials and Confidential Information to Eco-Tek and certify that Consultant has done so.

VI.  Assignment

A.           Prohibition of Assignment by Consultant

Consultant shall not assign this Agreement and the rights granted to Consultant hereunder shall not be assigned, encumbered by security interest or otherwise transferred by Consultant without the prior written consent of Eco-Tek.

B.           Right of Eco-Tek to Assign

This Agreement shall be assignable and transferable by Eco-Tek to any successor in interest or any Eco-Tek affiliate without the consent of Consultant.

VII.  Indemnification

Eco-Tek shall indemnify and hold Consultant harmless from and against any and all actions, liabilities, claims and demands, damages, losses, injuries or expenses which may be incurred or brought against Consultant by any person, firm, entity or corporation arising from or in any way connected with the Consultant's actions pursuant to this Agreement, unless such losses, damages and expenses are incurred or sustained as a result of the negligence, omission or willful default of the Consultant.

VIII.  General

A.           Notices

Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, faxed with acknowledgement received or mailed by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notice to Eco-Tek:	at the above address

Notice to Consultant:	at the above address

Any notice by certified mail shall be deemed to have been given on the third business day following the date of mailing. Any notice sent by fax shall be deemed to be received, if at all, when an acknowledgement of receipt is received.

B.           Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario. The parties agree to the exclusive jurisdiction of the courts of such province. The parties waive trial by jury except to the extent required by law.

C.           Binding Effect

This Agreement shall be binding upon and enure to the benefit of Eco-Tek, its successors and assigns, and Consultant and his executors, administrators and heirs.

D.           Complete Understanding

This Agreement constitutes the complete understanding between the parties, and supersedes any and all prior oral or written agreements and understandings, formal or informal, between the parties relating to the subject matter of this Agreement.

E.           Amendments and Severance

No change, modification or amendment of any provisions of this Agreement shall be valid unless made in writing and signed by both the parties. If any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, this Agreement shall nevertheless remain in full force and effect, and such term or provisions shall be deemed severed.

F.           Waivers

No delay or omission by Eco-Tek in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Eco-Tek on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

G.           Schedules

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of this Agreement. Any additions or modifications to such schedules shall be reduced to writing and, upon agreement by the parties, incorporated herein by reference and subject to all of the terms and conditions of this Agreement.

H.           Survival

Sub-section IV. A. "Proprietary Rights" and sub-section VIII. I. "Independent Contractor" shall survive the expiration or termination of this Agreement for any reason, unless and until expressly waived in writing by the party for whom they are of benefit or terminated by a further written agreement of the parties.

I.           Independent Contractor

The parties to this Agreement are independent contractors. No relationship of principal to agent, master to servant, employer to employee or franchisor to franchisee is established between the parties. Consultant acknowledges and agrees that Consultant is responsible for the payment of all taxes (including, without limitation, all applicable income taxes), or amounts in lieu thereof, and interest thereon levied or based on amounts payable or paid to Consultant by Eco-Tek (excluding taxes on Eco-Tek' net income) and agree to indemnify Eco-Tek fully therefor. Neither party has the authority to bind the other or incur any obligation on its behalf.

J.           Further Assurances

The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

IN WITNESS WHEREOF, the parties acknowledge that they have read this agreement, understand and agree to be bound by and comply with all of its provisions, and have executed this Agreement as of the date first above written.

Consultant:

Loquro Corporation

/s/ Stephen W. Tunks
Stephen W. Tunks, I have the authority to bind the corporation

Eco-Tek Group Inc.

By resolution of the Shareholders, as signed below, who, as an aggregate, have the majority of the shares needed to bind the Company

/s/ Sergey Kartsev
Sergey Kartsev

/s/ J. Vogiatzis
Jim Vogiatzis

/s/ Michael Zitser
Michael Zitser

/s/ L. D'Alessandris
Luciana D’Alessandris

Schedule A

To the Consultancy Agreement dated May 23, 2013, Between
Eco-Tek Group Inc. and Loquro Corporation

Preamble:

Eco-Tek Group Inc. is expressly in agreement that the principal of the Consultant may become employed by Eco-Tek Group Inc.. Eco-Tek agrees that the Consultant shall manage any conflict that may arise from such roles to the benefit of both the Consultant and Eco-Tek Group Inc.

Eco-Tek Group Inc. (the manufacturer of the the products) is expressly in agreement that the Consultant, or the principal of the Consultant, may perform a similar set of tasks, under a similar contract, with Eco-Tek Group Sales Inc., a distributor of Eco-Tek Group Inc. Eco-Tek Group Inc. agrees that the Consultant shall manage any conflict that may arise from such roles to the benefit of both Eco-Tek Group Inc. and Eco-Tek Group Sales Inc.

The Consultant agrees that the principal of the Consultant shall become CEO of Eco-Tek Group Inc. and a member of the Board of Directors of the Company during the course of this contract. Eco-Tek Group Inc. and the Consultant agree that the executive compensation agreement for the CEO will supersede the compensation provisions of this contract where duplication may arise.

i.     FUNCTIONS

1.    Consultant shall take the role of Chief Executive Officer for the Company

iiDUTIES

1.	Produce a business plan and present to the Board of Directors for approval
2.	Establish operational policy for the company
3.	Plan the execution of the business plan
4.	Establish and secure distributors and Distributor Agreements in North America and in other countries
5.	Create contracts, agreements and other documents including but not limited to: sales order documents, distributor and agent agreements,supplier agreements, service agreements
6.	Establish a sales and marketing plan
7.	Recruit and manage company agents, associates and employees
8.	Track and report the activities of the Company to the Board
9.	Additionally the Consultant shall perform these tasks:

1. Solicitation of Prospects
2. Sales Presentations
3. Sales
4. Preparation and Administration of Sales Documents
5. Tracking and Reporting of Leads, Prospects, Potential and Purported Customers
6. Recruit, assist and supervise Sales Agents

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iii.FEES:

1.	For the Initial Term, Eco-Tek shall pay the Consultant the sum of $ 5,000.00 per month payable on the 15th of each month commencing in May 2013.
2.	The Consultant shall be paid a fee equal to 5% of the profit produced by the Company on a monthly basis and paid to the Consultant on the 7th of the following month.

iii.COMMISSIONS:

1. Eco-Tek will pay a commission to the Consultant, in accordance to the company commission schedule for any sales completed by the consultant in reference to the Consultants additional tasks.
2. Applicable to all sales effected during the currency of this agreement or within 90 of termination of this agreement if the prospect was introduced during the currency of this agreement.
3. Eco-Tek will pay, monthly by the 7th of each month, a 1% override on all revenue produced by the Company during the term of the Consultant.

iv.      BONUSES:

1. The Company may pay bonuses to the Consultant as the Board sees fit.

iv.  EXPENSES:

1.	Mileage in accordance with the Company policy.
2.	Office and courier expense.
3.	Expense incurred in the set up of finance programs.
4.	Any other expenses incurred by the Consultant in the performance of the Services may be paid by Eco-Tek, provided that:

1. Prior approval has been granted by the Chairman and
2. The Consultant has submitted itemized receipts in accordance with the Eco-Tek expense reimbursement policy, adopted from time to time by Eco-Tek' board of directors.

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